Independent Auditors' Report


The Board of Directors
Wells-Gardner Electronics Corporation:

Under date of January 31, 1997, we reported on the balance sheets of Wells-Gardner Electronics Corporation (Company) as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the 1996 annual report to shareholders. These financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1996. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                     KPMG Peat Marwick LLP

Chicago, Illinois
January 31, 1997
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